Exhibit 99.1

Lydall, Inc One Colonial Road Post Office Box 151 Manchester, CT 06045-0151	Telephone 860-646-1233 Facsimile 860-646-4917 www.lydall.com

NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2012

AND INITIATION OF SHARE REPURCHASE PROGRAM

MANCHESTER, CT – May 2, 2012 -- LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2012.

First Quarter 2012 (“Q1 2012”) Highlights

•	Sales of $96.8 million compared to $101.7 million in Q1 2011
•	Gross margin of 19.9%, an improvement of 220 basis points from Q1 2011
•	Operating income of $5.4 million, up 19.0% from Q1 2011
•	Income from continuing operations of $3.9 million, 48.6% higher than Q1 2011
o	Effective tax rate of 25.8% in Q1 2012 resulted from partial reversal of valuation allowance of $0.8 million, or $0.05 per share
•	EPS from continuing operations of $0.23, including the partial reversal of valuation allowance of $0.05 per share, compared to $0.16 in Q1 2011
•	Cash balance of $40.8 million at March 31, 2012

Summary Financial Results

(millions of US dollars, excluding EPS):

	First Quarter Ended March 31,
	2012	2011	Change	% Change

Net sales	$96.8	$101.7	$(4.9)	-4.8%
Gross profit	19.2	18.0	1.2	6.9%
Gross Margin	19.9%	17.7%
Operating income	5.4	4.5	0.9	19.0%
Income from continuing ops.	3.9	2.6	1.3
Income from disco. ops., net of tax	-	0.2	(0.2)
Net income	$3.9	$2.9	$1.0

Diluted earnings per share:
Continuing operations	$0.23	$0.16	$0.07
Discontinued operations	$-	$0.01	$(0.01)
Net Income	$0.23	$0.17	$0.06

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In Q1 2012, the Company revised its Thermal/Acoustical reportable segment into two reportable segments (Thermal/Acoustical Metals and Thermal/Acoustical Fibers) in order to better align them with management’s strategic approach and operational decision-making.

The decrease in net sales in the first quarter of 2012 compared to the same period in the prior year was primarily attributed to $7.4 million lower sales in the Performance Materials segment, partially offset by increased sales in the Thermal/Acoustical Metals and Thermal/Acoustical Fibers segments and Other Products and Services (OPS). Performance Materials was negatively impacted in Q1 2012 by weaknesses in the European and Asian industrial air filtration markets as compared to Q1 2011, when the segment reported record sales, as well as lower demand for industrial thermal insulation products and life sciences filtration products in North America as a result of customers adjusting inventory levels during the first quarter of 2012.

The increase in gross profit and gross margin in Q1 2012 compared to Q1 2011 was attributed to the Thermal/Acoustical Fibers segment, which benefited from improved manufacturing processes and a lower cost structure, and the Thermal/Acoustical Metals segment, which saw increased sales and better absorption of fixed costs as well as lower raw material costs. These gains were partially offset by reduced gross profit and gross margin in the Performance Materials segment. The Performance Materials segment results were affected by the lower sales volumes and related absorption as well as unfavorable mix among product sales.

The increase in operating income in Q1 2012 compared to Q1 2011 was driven by the increase in gross profit described above as well as an improvement in Life Sciences Vital Fluids (included in OPS) operating income, partially offset by a $0.4 million increase in selling, product development and administrative expenses resulting primarily from an increase in corporate office professional services expenses.

Income tax expense in Q1 2012 benefitted from a partial reversal of valuation allowance against foreign tax credit carryforwards of $0.8 million, or $0.05 per share, as these credits are expected to be used in 2012 to offset U.S. taxable income.

Dale Barnhart, President and Chief Executive Officer, stated, “In the first quarter of 2012, we saw a continuation of operational improvements made in our Thermal/Acoustical Fibers segment as well as continued strong performance by the Thermal/Acoustical Metals segment. These results along with a favorable tax position have resulted in $0.23 EPS from continuing operations compared to $0.16 in the same quarter of the prior year.

As we had expected, the Performance Materials segment reported lower sales in the current quarter compared to the same quarter last year. However, we are seeing an increase in order activity in the second quarter of 2012 and expect this segment to report higher sales and improved operating results in the second quarter of 2012 compared to the first quarter of 2012.”

During the first quarter of 2012, the Company remediated its material weakness in internal control over financial reporting (reported at December 31, 2011) with respect to the accounting for U.S. income taxes associated with dividends from a foreign subsidiary.

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Share Repurchase Plan

The Company’s Board of Directors approved the repurchase of up to one million shares of the Company’s common stock on the open market from time to time. The one million share repurchase represents approximately 5.9% of the Company’s common stock outstanding as of April 27, 2012. The new program replaces a stock repurchase program that the Board had approved in August 2003.

Dale Barnhart, President and Chief Executive Officer, stated, “This planned stock repurchase program will allow the Company to enhance shareholder value and mitigate the dilutive effect of option exercises and shares awarded over the past few years. Lydall’s strong cash position as of March 31, 2012 and borrowing capacity support this program.”

At March 31, 2012, the Company had $40.8 million of cash on hand, and, other than capital leases, no significant debt. Also at March 31, 2012, the Company had approximately $44.6 million available for borrowing under its domestic and foreign credit facilities.

Automotive Fibers Business

The Company is exploring strategic alternatives with respect to its Thermal/Acoustical Fibers segment (“Fibers Business”). Lydall has not entered into any agreement for a disposition or other strategic transaction involving the Fibers Business nor has its Board of Directors approved any disposition or other strategic transaction with respect to the Fibers Business. The Fibers Business represented about 23% of Lydall’s net sales and recorded operating income of $2.2 million for the quarter ended March 31, 2012. The Fibers Business represented about 21% of Lydall’s net sales and incurred an operating loss of approximately $3 million for the year ended December 31, 2011. At December 31, 2011, the Fibers Business represented approximately 12% of Lydall’s consolidated total assets of $235.2 million.

Conference Call

Lydall will host a conference call today at 11:00 a.m. ET to discuss results for its first quarter ended March 31, 2012 as well as general matters related to its businesses and markets. The call may be accessed at (877) 303-3204 and will be webcast live on the Company's web site www.lydall.com under the Investor Relations' section. A recording of the call will be available from 2:00 p.m. Eastern Time on May 2, 2012 through midnight on May 9, 2012 at (855) 859-2056 or (404) 537-3406, pass code 75691318. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, the Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical, filtration/separation and bio/medical markets. is a registered trademark of Lydall, Inc. in the U.S. and other countries. All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

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Cautionary Note Concerning Factors That May Affect Future Results

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements, including statements about future sales and operating results, plans with respect to the Fibers Business and future stock repurchases. Forward-looking statements generally may be identified through the use of language such as “believes,” “expects,” “may,” “plans,” “projects,” “estimates,” “anticipates,” “targets,” “forecasts” and other words of similar meaning in connection with the discussion of future operating or financial performance. The Company believes that all forward-looking statements included in this press release are based on reasonable assumptions, however, all such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. Stockholders are referred to Lydall's 2011 Annual Report on Form 10-K, "Management's Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results" and “Risk Factors,” which outline certain risks and uncertainties regarding the Company's forward-looking statements. Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets in which the businesses serve could affect demand for the Company’s products and impact the Company’s profitability. Among other factors, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth, fluctuations in unemployment rates, and increases in fuel prices could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. For further details on these risks and other pertinent information on Lydall, copies of the Company's Forms 10-K, 10-Q and 8-K are available on Lydall's web site, www.lydall.com. Information may also be obtained from the Company Contact: Erika H. Steiner, Vice President, CFO and Treasurer, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

-MORE-

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Lydall, Inc. News Release	5 of 6	May 2, 2012

Summary of Operations
In thousands except per share data
(Unaudited)

	Quarter Ended
	March 31
	2012	2011

Net sales	$96,754	$101,673
Cost of sales	77,513	83,668
Gross profit	19,241	18,005

Selling, product development and administrative expenses	14,244	13,870
Gain on sale of product line, net	(405)	(405)
Operating income	5,402	4,540

Interest expense	90	210
Other expense, net	43	43
Income from continuing operations before income taxes	5,269	4,287

Income tax expense	1,357	1,655
Income from continuing operations	3,912	2,632
Income from discontinued operations, net of tax	-	248
Net income	$3,912	$2,880

Basic earnings per share:
Continuing operations	$0.23	$0.16
Discontinued operations	$-	$0.01
Net Income	$0.23	$0.17

Diluted earnings per share:
Continuing operations	$0.23	$0.16
Discontinued operations	$-	$0.01
Net Income	$0.23	$0.17

Weighted average common shares outstanding	16,828	16,735
Weighted average common shares and equivalents outstanding	16,981	16,838

Summary of Segment Information and Other Products
and Services
In thousands

(Unaudited)	Quarter Ended
	March 31
	2012	2011
Net Sales

Performance Materials Segment	$29,088	$36,469
Thermal/Acoustical Metals Segment	42,113	41,452
Thermal/Acoustical Fibers Segment	22,172	20,684
Other Products and Services:
Life Sciences Vital Fluids	4,231	3,768
Reconciling Items	(850)	(700)
Consolidated Totals	$96,754	$101,673

Lydall, Inc. News Release	6 of 6	May 2, 2012

	Quarter Ended
	March 31
	2012	2011
Operating Income

Performance Materials Segment	$2,120	$6,297
Thermal/Acoustical Metals Segment	5,067	3,724
Thermal/Acoustical Fibers Segment	2,229	(1,538)
Other Products and Services:
Life Sciences Vital Fluids	309	(285)
Corporate Office Expenses	(4,323)	(3,658)
Consolidated Totals	$5,402	$4,540

Financial Position

In thousands except ratio data	March 31, 2012	December 31, 2011
(Unaudited)
Cash and cash equivalents	$40,766	$30,905
Short-term investment	$-	$12,015
Working capital	$91,691	$86,021
Total debt	$3,028	$3,296
Stockholders' equity	$167,263	$160,852
Total capitalization	$170,291	$164,148
Current ratio	2.8	2.9
Total debt to total capitalization	1.8%	2.0%

Cash Flows

In thousands	Quarter Ended
(Unaudited)	March 31
	2012	2011

Net cash provided by (used for) operating activities	$613	$(2,105)
Net cash provided by (used for) investing activities	$9,053	$(939)
Net cash used for financing activities	$(358)	$(335)
Depreciation and amortization	$3,564	$3,747
Capital expenditures	$(2,962)	$(1,552)

Common Stock Data

Quarter Ended March 31,	2012	2011

High	$10.44	$9.36
Low	$8.79	$7.28
Close	$10.19	$8.89

During the first quarter of 2012, 2,717,251 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.